                                                  Issuer Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                            Dated August 6, 2007
                      (Supplementing Preliminary Prospectus dated July 23, 2007)
                                           Registration Statement No. 333-144029


                        [      ] SHARES OF COMMON STOCK
              WARRANTS TO PURCHASE [       ] SHARES OF COMMON STOCK
       ON AUGUST 6, 2007, UWINK, INC. ISSUED THE FOLLOWING PRESS RELEASE:

                  NEW UWINK LOCATION TO OPEN AT DALLAS GALLERIA

           UWINK ADDS ADDITIONAL PREMIER LOCATION TO ITS ROLL-OUT PLAN

LOS ANGELES - August 6, 2007 - uWink (OTCBB: UWKI - News), a developer of digital media entertainment software and an interactive restaurant concept, today announced that it has signed a letter of intent to open a new location at Galleria Dallas in Dallas, Texas. The new 8,000 square foot uWink restaurant is expected to be located directly adjacent to the Galleria's famed ice skating center and is scheduled to open mid 2008. This will be the first uWink location in the state of Texas.

      Galleria Dallas' barrel-vaulted skylight highlights such fashionable names as Nordstrom, Louis Vuitton, Gucci, Versace, Baccarat, Tiffany & Co. and Karen Millen. Galleria's iconic ice skating rink is home to the country's tallest indoor Christmas tree and regularly hosts elite figure skaters from across the globe. Galleria Dallas was voted "One of the Top 10 Places to Spend it All" by USA Today.

      "Opening in Galleria Dallas, one of the top retail centers in the country and the premier location in the state of Texas, fits perfectly into our strategy of rolling out the uWink brand in marquee sites across the country and the world," said Nolan Bushnell, CEO of uWink.

About uWink:

      The uWink restaurant concept allows customers to order food, drinks, games and other digital media at the table through proprietary touch screen terminals. uWink, Inc. is led by entertainment and restaurant visionary Nolan Bushnell.

      This press release contains forward looking statements and information that are based upon beliefs of, and information currently available to, the Company's management as well as estimates and assumptions made by the Company's management. When used in this press release the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to the Company's or the Company's management identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company's industry, operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

      UWINK HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT (FILE NO. 333-144029) AND OTHER DOCUMENTS UWINK HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UWINK AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, UWINK OR ANY PLACEMENT AGENT PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-818-909-6030.